Exhibit 10.1

March 15, 2007

PERSONAL & CONFIDENTIAL

Scott A. Bloom

6 Berkeley Place

Westport, CT 06880

Dear Scott:

I am pleased to extend this offer of employment to you as the Executive Vice President, Corporate Development and Chief Administrative Officer of NYFIX, Inc. (“NYFIX” or the “Company”) at our 100 Wall Street location. In your new position, you will report to the Chief Executive Officer of NYFIX and be a member of the Company’s Executive Committee. Your start date is to be March 28. Your initial job duties shall be as set forth on Attachment “A”. (Please note that this offer is contingent upon approval by NYFIX’s Board of Directors.)

You will be compensated at a base salary at the annual rate of $300,000, payable in accordance with NYFIX’s ordinary payroll practices. You will be eligible to receive, pursuant to the annual management bonus program maintained by NYFIX for similarly situated employees, annual incentive compensation in the form of a bonus targeted at 60% of your base salary, prorated for 2007. Your bonus will be based upon performance against targets to be determined by NYFIX. In addition, the Company will reimburse you for reasonable out-of-pocket relocation costs (including but not limited to brokers’ fees and other closing costs and fees associated with the sale of your existing home and the purchase of your relocated home) of $100,000, if incurred within twelve (12) months of your start date, provided that your relocated residence is closer to NYFIX’s Wall Street office than your current residence. This reimbursement shall be subject to repayment to NYFIX in the event you voluntarily terminate your employment without Good Reason or are terminated for Cause (as defined on Attachment “A”) within the first twelve (12) months of your employment.

Pending (and promptly in the ordinary course after) adoption by the Company’s Compensation Committee, Board of Directors and Shareholders, of NYFIX’s 2007 Equity Incentive Plan (the “Plan”), and its effectiveness, you will be entitled to an initial equity award thereunder in an amount and type intended to reflect your senior management role. In the event that such equity award is not made in 2007, your bonus for 2007 will be targeted at not less than $230,000 (instead of the 60% of base salary target bonus referenced above), prorated for 2007, and shall be based upon performance against targets as referenced above.

You will be eligible to receive four (4) weeks of vacation each calendar year, prorated for 2007.

Subject to the terms and conditions of the Articles of Association and By-Laws of the Company (in each case, as in effect from time to time), the Company agrees to indemnify and hold you harmless to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission. In connection therewith, you shall be entitled to the protection of insurance policies, which the Company shall maintain at commercially reasonable levels, for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been an officer or employee of the Company. This provision shall survive any termination of your employment with the Company.

NYFIX offers employees and their eligible dependents a variety of group health insurance benefits, the premium costs of which are currently shared by employees and NYFIX. Coverage under these programs commences on the first day of employment. Information regarding these programs and other company benefits along with guidelines concerning employment may be found in NYFIX’ Employee Handbook, a copy of which is issued at the beginning of one’s employment and is available at any time from NYFIX’ Human Resources department.

I would appreciate your considering our offer and advising me of your decision by March 19, 2007. NYFIX will be unable to hold the offer open beyond this date. This offer is contingent upon your providing the Company sufficient proof of your authorization to work in the United States. On your first day of work please bring documents sufficient to complete the required U.S. Citizenship and Immigration Services I-9 form. For your convenience, a list of acceptable documents is attached to this letter.

You should be aware that NYFIX employees are not permitted to make any unauthorized use of documents or other information in their employment with NYFIX which could properly be considered or construed to be confidential or proprietary information of another individual or company. Likewise, NYFIX employees may not bring with them any confidential documents or other forms of tangible confidential information onto the premises of NYFIX relating to their prior employer(s)’ business.

This letter will also confirm that (a) you have furnished to NYFIX or its’ counsel a copy of any existing employment agreements you may have with any prior employer(s), and (b) you are subject to no contractual or other restriction or obligation which is inconsistent with your accepting this offer of employment and performing your duties.

As an inducement to cause NYFIX to extend this employment offer you must sign the accompanying documents (the “Ancillary Agreements”) that set forth the obligations you will have to NYFIX upon becoming an employee concerning, generally, non-competition with NYFIX, non-solicitation of NYFIX’ clients or employees, the ownership of inventions and intellectual property and confidential treatment of NYFIX information. You also must sign the accompanying arbitration agreement.

To the extent not inconsistent with the terms of this letter agreement and the Ancillary Agreements, your employment with NYFIX will be governed by the company’s policies and procedures which may change from time to time. As set forth above, you should consult the Employee Handbook with respect to questions concerning the terms and conditions of your employment. In addition, due to the technically sophisticated nature of its business, NYFIX has a number of policies regarding use of and access to its computer and other electronic systems. By accepting this offer of employment you are agreeing that you will abide by and remain familiar with NYFIX’ various policies and procedures that will be applicable to you.

While we certainly hope that your employment with NYFIX will be long and mutually rewarding, this offer is not a guarantee of employment for a specific period of time. You should understand that you are an employee at-will, which means that either you or NYFIX may terminate your employment for any reason, at any time, with or without notice. Please understand that no supervisor, manager or representative of NYFIX other than the Chief Executive Officer or the Chief Financial Officer has the authority to enter into any agreement with you for employment for any specified period of time or to make any promises or commitments contrary to the forgoing. Further, any employment agreement entered into by the Chief Executive Officer or the Chief Financial Officer shall not be enforceable unless it is in a formal written agreement and signed by you and one of these designated company representatives. Notwithstanding the above, in the event you terminate your employment for “Good Reason” or the Company terminates your employment without “Cause” (“Good Reason” and “Cause” are defined on Attachment “A”), you will receive twelve (12) months’ base pay at your then-current rate, less required withholdings, provided that you execute a release document in form and substance acceptable to NYFIX in its reasonable discretion (a “Release”). Alternatively, in the event you terminate your employment for Good Reason or the Company terminates your employment without Cause within 1 year of a Change in Control, as defined in Attachment “A”, you will receive the following termination benefits and payments provided you exercise a Release: i) A pro rata annual bonus, less required withholdings, ii) Twelve (12) months’ base pay at your then-current rate, less required withholdings; (iii) Only until such time as the first tranche of restricted stock options, equity compensation, or the like, granted to you vests (if any), you will be paid an amount equal to your Target Bonus, at target, with such Target Bonus pro-rated for the length of the twelve (12) month period. Such amounts shall be paid at the same time as annual bonuses for each such fiscal year are actually paid by NYFIX to its similarly-situated employees; and (iv) In the event that you elect in a timely manner to continue basic medical and dental insurance coverage (“Coverage”) pursuant to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), NYFIX shall reimburse you for your share of the premium of maintaining your COBRA continuation coverage for one year from the termination date (the “Subsidized Period”); provided, however, that in the event you commence comparable benefit coverage with a subsequent employer during the Subsidized Period (“Comparable Coverage”), you shall provide NYFIX with written notice of such Comparable Coverage and the date upon which such Comparable Coverage commences within 5 days of the commencement thereof, and your benefit coverage with NYFIX shall cease as of the date such Comparable Coverage with a subsequent employer commences. Unless such coverage has so ceased, after the Subsidized Period, you may continue such coverage at your expense at the applicable COBRA rate for the duration of the COBRA period, if any. In lieu of the above, NYFIX shall use reasonable efforts to continue Coverage in place for the twelve (12) month severance period, for the benefit of you and your dependents, following which you may elect COBRA coverage at your own expense; in the event that NYFIX cannot do so, or cannot do so at a reasonable rate, NYFIX will, instead, following the “Subsidized Period”, reimburse you for the costs associated with Comparable Coverage for a period of twelve (12) months following the twelve (12) month severance period up to $1,500 per month but only in the event that you are not then otherwise eligible for Comparable Coverage.

This offer constitutes the entire understanding and contains a complete statement of all the agreements between you and NYFIX and supersedes all prior and contemporaneous verbal or written agreements, understandings or communications.

Thank you for your interest in employment with NYFIX. We look forward to hearing from you soon. Meanwhile, if you have any questions regarding our offer or NYFIX more generally, please contact me.

Very truly yours, /s/ Steven R. Vigliotti

Steven R. Vigliotti
Chief Financial Officer 3/29/07

Accepted and Agreed:

           /s/ Scott A. Bloom

Scott A. Bloom

                3/15/07

[Date]

Attachment A

Responsibilities include managing the Legal Department; managing the Human Resources Department; managing Contracts Administration; Managing M & A activities; acting as Corporate Secretary and managing Board and Committee processes and matters including meeting logistics, communications and other administrative matters; together with the CFO, oversee brokerage compliance and firm-wide risk management; assume the General Counsel role and other hands-on legal/management/strategic duties as may be assigned by the Company as and if needed.

The term “Good Reason” shall mean the occurrence of any of the following events: (i) a material diminution in your duties; (ii) a material reduction in your base salary; or (iii) a relocation of your principal office to a location greater than fifty (50) surface miles from your prior office.

The term “Cause” shall mean (i) any act of gross negligence or willful misconduct on your part in the course of your employment hereunder, which is, or could reasonably be expected to result in, material injury to the business or reputation of the Company or its affiliates; (ii) your willful failure or refusal to perform in any material respect your duties or responsibilities under this letter agreement; (iii) misappropriation by you of any assets or business opportunities of the Company or any of its Affiliates; (iv) embezzlement or fraud committed by you or at your direction; (v) Your conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony, or (y) any other crime of moral turpitude; or (vi) Your breach of any material provision of this letter agreement. For purposes of this definition, no act or failure to act shall be deemed “willful” unless done or omitted in bad faith or without a reasonable belief that such act or omission was in the best interests of the Company.

The term “Change in Control” shall mean the definition of that term in the NYFIX 2007 Equity Plan.